Exhibit 99.1

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate’s Worldwide Sales and Unit Volume Up Strongly

2nd Quarter Profits at Expectation

New York, New York, July 27, 2005… Colgate-Palmolive Company (NYSE:CL) today announced strong worldwide sales and unit volume growth for second quarter 2005, with every operating division reporting top-line increases. Worldwide sales rose 10.5%, the largest quarterly growth in almost ten years. The robust sales reflected unit volume growth of 8.0%, positive foreign exchange of 2.5% and worldwide pricing that was even with the year ago quarter. Excluding the recently acquired GABA oral care business, sales rose 9.0% and volume rose 6.5% in the quarter.

Second quarter 2005 results include $28.7 million of aftertax charges related to the previously disclosed 2004 Restructuring Program. Reported net income and diluted earnings per share were $342.9 million and $.62, respectively, including this restructuring charge. Excluding the restructuring charge, net income in the quarter declined 1% versus second quarter 2004 to $371.6 million and diluted earnings per share increased 2% to $.67. In second quarter 2004, reported net income and diluted earnings per share were $373.9 million and $.66, respectively.

As reported, gross profit margin was 54.2%. Excluding restructuring charges, gross profit margin was 55.1% versus 55.4% in the year ago record quarter. The expected effect on gross profit from increases in raw and packing material costs and higher business-building commercial spending was largely offset by the Company’s aggressive savings programs and an accelerated shift toward higher-margin oral and personal care products.

Including the restructuring charge, operating profit declined 7%. Excluding the charge, operating profit declined 1% versus second quarter 2004 after a 16% increase in total advertising worldwide in the current quarter. Global advertising supporting Colgate’s brands of $292.3 million was at an all-time record level led by a strong double-digit global increase in media spending.

Net cash provided by operations increased to $728.4 million, up 13% versus the year ago period while working capital was even with the year ago period at 4.3% of sales.

Reuben Mark, Chairman and CEO said, “We enjoyed outstanding top-line growth this quarter, particularly in North America, Latin America, Eastern Europe and Africa. Also, we are encouraged by volume growth in Western Europe, excluding the GABA acquisition, despite the challenging retail environment in that region.

“Toothpaste market shares are strong and getting stronger in the U.S. and abroad, reaching a record high worldwide. Colgate’s global leadership in manual toothbrushes also expanded during the quarter with manual toothbrush market shares reaching record highs in the U.S., Mexico, Venezuela, France and other key countries around the world.

“We’re delighted that in addition to market share growth, it appears that our heavier level of advertising spending has accelerated the growth of the toothpaste market in a considerable number of overseas countries.

“We are pleased that gross profit margin, excluding the restructuring charge, was only slightly below the prior year record level despite the significant rise in raw and packaging material costs. Although the cost environment is expected to remain difficult, our ongoing focus on cost savings, the benefits of restructuring and the impact of the recently announced sale of our North American detergent business should allow gross margin expansion in the balance of the year.

“We are also very encouraged that pricing was even with last year on a worldwide basis after being negative for six consecutive quarters.”

Mr. Mark continued, “This more positive pricing trend, which is expected to continue in the second half, combined with an apparent moderation in the amount of commercial spending required, bodes well for further increases in profitability.

“We are optimistic the strong sales momentum and excellent results from our cost-saving initiatives should enable us to achieve our expectations of high single-digit E.P.S. growth for this year and allow us to return to double-digit E.P.S. growth in 2006, before restructuring charges.”

As previously disclosed, the 2004 Restructuring Program is projected to result in cumulative aftertax charges of between $550 and $650 million by 2008. Annual aftertax savings are expected to be in the range of $250 to $300 million also by 2008, with the majority of the current year’s projected savings expected to be realized in second half 2005. First half 2005 restructuring projects have been implemented as expected.

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on second quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (22% of Company Sales)

Strong growth momentum continued in North America, fueled by new product sales and market share gains. Sales rose 9.0% during the quarter to an all-time record level and unit volume grew 8.0%, the strongest volume growth seen in ten quarters. Positive foreign exchange added 1.0% while pricing was even with the year ago period. As expected, North American operating profit declined 1% as volume growth was offset by increased commercial investment and higher freight and raw material costs.

Colgate’s leadership of the U.S. toothpaste market continues to grow, with its ACNielsen market share reaching 35.6% year to date, up 150 basis points versus the year ago period and over three share points ahead of the number two competitor.

In the U.S., new products and increased commercial investment are generating strong volume and market share growth. Key categories continuing to gain market share year to date versus prior year include toothpaste, manual and powered toothbrushes, hand dishwashing liquid, bar soap and fabric conditioners. In oral care, new testimonial advertising for Colgate Total toothpaste, and the recently launched Colgate Max Fresh Cinnamint toothpaste and Colgate 360° manual toothbrush contributed to the share gains. Other new products contributing to growth in other categories include Palmolive Oxy Plus Citrus Purity dishwashing liquid, new Mennen Speed Stick and Lady Speed Stick 24/7 multiform deodorants with Micro-Absorber technology, Irish Spring Micro Clean bar soap and Fabuloso Orange Burst liquid cleaner.

Top-line growth in the U.S. is expected to continue in the balance of the year driven by a full pipeline of new product launches supported by higher commercial spending. Recent announcements planned for second half 2005 include Colgate Luminous toothpaste, Palmolive with Bleach Alternative dishwashing liquid and Softsoap Kitchen Fresh Hands liquid hand soap.

Latin America (23% of Company Sales)

Latin American dollar sales and unit volume, excluding divestments, grew 19.5% and 11.0%, respectively, in second quarter 2005. This is the strongest quarterly volume growth for the region in almost eight years and the strongest quarterly sales growth in nearly ten years. All 18 countries in the region contributed to the strong volume gains led by Brazil, Mexico, Colombia, Venezuela, Central America and Argentina. Sales and volume, as reported, increased 18.0% and 9.5%, respectively, with 5.0% positive foreign exchange and 3.5% higher pricing. Latin American operating profit increased 12% to an all-time record level as volume growth and the positive impact of foreign exchange more than offset the increased level of commercial spending behind Colgate brands during the quarter.

Colgate continues to build its extremely strong leadership in oral care throughout Latin America with toothpaste market share gains seen in nearly every country in the region, reaching record highs in Venezuela and Central America. New products contributing to these gains include Colgate Triple Action Mild Mint and Colgate Sensitive toothpastes, and the relaunch of Colgate Total toothpaste with new packaging and strong advertising highlighting the toothpaste’s ability to provide complete 12 hour protection while actively fighting 12 teeth and gum problems. New products succeeding in other categories are Colgate MicroSonic battery-powered toothbrush, Palmolive Citrus and Cream and Protex Oats bar soaps, Palmolive Hydra Natura hand and body lotion, and Lady Speed Stick Aloe multiform deodorants.

Europe (25% of Company Sales)

European dollar sales and unit volume grew 11.5% and 10.5%, respectively, during the quarter. The GABA acquisition added 6.0% to both sales and volume growth for the region while foreign exchange added 3.5% and pricing was 2.5% lower. Volume gains were achieved in the United Kingdom, Denmark, France, Greece, Italy, Spain, Ireland, Russia, Ukraine, Adria, Romania, and Czech Republic. Dollar operating profit increased 6% to a record level as volume growth and the positive impact of foreign exchange more than offset a double-digit increase in commercial spending during the quarter.

Colgate strengthened its oral care leadership in Western Europe with regional market shares in toothpaste and manual toothbrushes both increasing year to date. Successful new products driving these gains include Colgate Oxygen and Colgate Sensitive toothpastes, Colgate 360° manual toothbrush and Colgate MicroSonic battery-powered toothbrush. Recent innovations contributing to gains in personal care include Palmolive multiform deodorants, and Palmolive Aroma Creme and Palmolive Naturals with Shea Butter shower gels.

Throughout Central Europe and Russia, Colgate’s toothpaste market share continues to grow, now exceeding 26% and reaching record highs during the quarter in Russia, Ukraine, Kazakhstan, Slovenia and Croatia. Share gains in the region were driven by strong sales of Colgate Propolis Whitening, Colgate Cavity Protection, Colgate Total and Colgate Sensitive toothpastes. Colgate 360° manual toothbrush, Lady Speed Stick 24/7 multiform deodorants and Palmolive Aroma Creme shower gel contributed to gains in other categories.

Asia/Africa (17% of Company Sales)

Asia/Africa sales and unit volume, as reported, grew 4.5% and 4.0%, respectively, on top of double-digit growth in the year ago quarter. Healthy volume gains were achieved in the China region, Australia, India, Philippines and South Africa. Positive foreign exchange of 2.5% was offset by lower pricing of 2.0%. After a significant increase in commercial spending, dollar operating profit for the region declined 7% versus the record level achieved in second quarter 2004.

Colgate strengthened its oral care leadership in the Asia Pacific region led by toothpaste market share gains in India, the Philippines, New Zealand and Australia. Regional toothbrush market shares for the Colgate equity reached a record high during the quarter. Successful new products driving the oral care growth include Colgate Max Fresh, Colgate Propolis, and Darlie Tea Care toothpastes. In the South Pacific, the recently launched Colgate 360° manual toothbrush and Colgate MicroSonic battery-powered toothbrush continue to perform ahead of expectations.

New products contributing to growth in other categories throughout the region include Palmolive Aroma Creme shower gel and liquid hand soap, Palmolive Naturals shampoo and conditioner, and Palmolive Naturals Sun Care bar soap.

Hill’s (13% of Company Sales)

Innovative new products and veterinary endorsements continue to drive growth at Hill’s, the world leader in specialty pet food. Unit volume grew 3.5% in the second quarter and dollar sales rose 6.0% reflecting favorable 2.0% foreign exchange and the effect of price increases taken in 2004. Dollar operating profit increased 3% despite a double-digit increase in commercial spending.

Innovative new products contributing to growth in the U.S. specialty retail channel during the quarter include Science Diet Canine Senior Large Breed and Science Diet Canine Light Large Breed dog food. In the U.S. veterinary channel, sales of new Prescription Diet Canine j/d, a food clinically proven to reduce pain and improve mobility in dogs with arthritis, continue to exceed expectations.

Internationally, growth was strong led by Spain, Russia, the United Kingdom, Italy, France and Japan. New products driving this growth include Science Diet Canine Senior Large Breed and Prescription Diet Canine j/d.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Ajax, Axion, Soupline, Suavitel and Fab, as well as Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2004) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release:

Net income, gross profit margin, operating profit and earnings per share are discussed in this release both as reported (on a GAAP basis) and excluding charges related to the restructuring program that began in the fourth quarter of 2004 and that is expected to be substantially completed by 2008 (the “2004 Restructuring Program”). Such charges, which are reported in the corporate segment, include or will include separation-related costs, incremental depreciation and asset write-downs and other costs related to the 2004 Restructuring Program. Management believes these financial measures on an ex-restructuring basis provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies. See Income Statement and Supplemental Information Reconciliation Excluding the “2004 Restructuring Program” for the three months ended June 30, 2005 and 2004 and for the six months ended June 30, 2005 and 2004 included with this release for a reconciliation of these financial measures to the related GAAP measures.

Sales and unit volume growth, both worldwide and in relevant geographic divisions, are discussed in this release both as reported and excluding divestments. Management believes this provides useful information to investors as it allows comparisons of sales and volume growth from ongoing operations. See Geographic Sales Analysis, Percentage Changes – Second Quarter 2005 vs. 2004 for a comparison of sales excluding divestments to sales as reported in accordance with GAAP.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies.

(See attached tables for second quarter results.)

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the “2004 Restructuring Program”

For the three months ended June 30, 2005 and 2004

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2005			2004
	As Reported	Restructuring	Excluding Restructuring	As Reported
Net sales	$2,837.5	$—	$2,837.5	$2,571.7
Cost of sales	1,298.4	(23.1)	1,275.3	1,148.1
Gross profit	1,539.1	23.1	1,562.2	1,423.6
Gross profit margin	54.2%		55.1%	55.4%
Selling, general and administrative expenses	959.1	—	959.1	848.1
Other (income) expense, net	38.9	(12.9)	26.0	(9.3)
Operating profit	541.1	36.0	577.1	584.8
Operating profit margin	19.1%		20.3%	22.7%
Interest expense, net	30.9	—	30.9	29.3
Income before income taxes	510.2	36.0	546.2	555.5
Provision for income taxes	167.3	7.3	174.6	181.6
Effective tax rate	32.8%		32.0%	32.7%
Net income	342.9	28.7	371.6	373.9

Earnings per common share
Basic	$0.64	$0.06	$0.70	$0.69
Diluted	$0.62	$0.05	$0.67	$0.66

Average common shares outstanding
Basic	521.4	521.4	521.4	531.4
Diluted	557.4	557.4	557.4	570.6

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the “2004 Restructuring Program”

For the six months ended June 30, 2005 and 2004

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2005			2004
	As Reported	Restructuring	Excluding Restructuring	As Reported
Net sales	$5,580.5	$—	$5,580.5	$5,085.2
Cost of sales	2,537.8	(33.8)	2,504.0	2,262.0
Gross profit	3,042.7	33.8	3,076.5	2,823.2
Gross profit margin	54.5%		55.1%	55.5%
Selling, general and administrative expenses	1,903.5	—	1,903.5	1,692.4
Other (income) expense, net	105.5	(51.9)	53.6	14.7
Operating profit	1,033.7	85.7	1,119.4	1,116.1
Operating profit margin	18.5%		20.1%	21.9%
Interest expense, net	62.5	—	62.5	57.6
Income before income taxes	971.2	85.7	1,056.9	1,058.5
Provision for income taxes	328.2	12.4	340.6	346.1
Effective tax rate	33.8%		32.2%	32.7%
Net income	643.0	73.3	716.3	712.4

Earnings per common share
Basic	$1.20	$0.14	$1.34	$1.31
Diluted	$1.15	$0.13	$1.28	$1.25

Average common shares outstanding
Basic	523.1	523.1	523.1	532.2
Diluted	559.5	559.5	559.5	571.5

Colgate-Palmolive Company Condensed Consolidated Balance Sheets

As of June 30, 2005, December 31, 2004 and June 30, 2004

(Dollars in Millions) (Unaudited)

	June 30, 2005	December 31, 2004	June 30, 2004
Cash and cash equivalents	$392.1	$319.6	$417.3
Receivables, net	1,315.4	1,319.9	1,277.2
Inventories	915.7	845.5	843.4
Other current assets	306.2	254.9	297.0
Property, plant and equipment, net	2,548.6	2,647.7	2,502.7
Other assets, including goodwill and intangibles	3,189.2	3,285.3	3,092.8

Total assets	$8,667.2	$8,672.9	$8,430.4

Total debt	3,889.1	3,675.1	3,962.4
Other current liabilities	2,031.2	2,145.1	1,941.0
Other non-current liabilities	1,552.0	1,607.3	1,495.6
Total shareholders’ equity	1,194.9	1,245.4	1,031.4

Total liabilities and shareholders’ equity	$8,667.2	$8,672.9	$8,430.4

Supplemental Balance Sheet Information:
Debt less cash and marketable securities*	$3,487.7	$3,338.2	$3,522.8
Working capital % of sales	4.3%	2.4%	4.3%

*	Marketable securities of $9.3, $17.3 and $22.3 as of June 30, 2005, December 31, 2004 and June 30, 2004, respectively, are included in Other current assets.

Colgate-Palmolive Company Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2005 and 2004

(Dollars in Millions) (Unaudited)

	2005	2004
Operating Activities:
Net income	$643.0	$712.4
Adjustments to reconcile net income to net cash provided by operations:
Restructuring, net of cash	61.8	(4.8)
Depreciation and amortization	165.2	159.7
Deferred income taxes	3.0	22.6
Cash effects of changes in:
Receivables	(26.8)	(32.3)
Inventories	(95.7)	(115.9)
Accounts payable and other accruals	(20.3)	(57.4)
Other non-current assets and liabilities	(1.8)	(40.3)

Net cash provided by operations	728.4	644.0

Investing Activities:
Capital expenditures	(159.2)	(117.6)
Payment for acquisition, net of cash acquired	—	(714.8)
Other	(4.9)	52.4

Net cash used in investing activities	(164.1)	(780.0)

Financing Activities:
Principal payments on debt	(1,119.9)	(235.5)
Proceeds from issuance of debt	1,432.5	1,103.7
Dividends paid	(291.2)	(268.6)
Purchases of treasury shares	(513.5)	(358.2)
Proceeds from exercise of stock options	19.3	57.2

Net cash (used in) provided by financing activities	(472.8)	298.6

Effect of exchange rate changes on cash and cash equivalents	(19.0)	(10.6)

Net increase in Cash and cash equivalents	72.5	152.0
Cash and cash equivalents at beginning of period	319.6	265.3

Cash and cash equivalents at end of period	$392.1	$417.3

Supplemental Cash Flow Information:
Free cash flow before dividends (net cash provided by operations less capital expenditures)
Net cash provided by operations	$728.4	$644.0
Less: Capital expenditures	(159.2)	(117.6)

Free cash flow before dividends	$569.2	$526.4

Income taxes paid	$298.3	$335.4

Colgate-Palmolive Company Segment Information

For the three and six months ended June 30, 2005 and 2004

(Dollars in Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net Sales
Oral, Personal and Home Care

North America	$632.1	$578.9	$1,241.8	$1,147.4
Latin America	651.4	552.4	1,239.9	1,085.9
Europe	691.4	618.8	1,378.8	1,225.8
Asia/Africa	487.1	467.0	985.1	935.2

Total Oral, Personal and Home Care	$2,462.0	$2,217.1	$4,845.6	$4,394.3

Total Pet Nutrition	375.5	354.6	734.9	690.9

Total Net Sales	$2,837.5	$2,571.7	$5,580.5	$5,085.2

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Operating Profit
Oral, Personal and Home Care

North America	$135.3	$136.4	$272.1	$271.8
Latin America	179.3	159.8	342.4	318.1
Europe	139.0	131.1	274.3	260.8
Asia/Africa	73.8	79.0	155.7	163.1

Total Oral, Personal and Home Care	527.4	506.3	1,044.5	1,013.8

Total Pet Nutrition	102.6	99.4	200.8	194.8
Total Corporate	(88.9)	(20.9)	(211.6)	(92.5)

Total Operating Profit	$541.1	$584.8	$1,033.7	$1,116.1

The Company evaluates segment performance based on several factors, including operating profit. The Company uses operating profit as a measure of operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include research and development costs, unallocated overhead costs, restructuring costs, and gains and losses on sales of non-strategic brands and assets.

Corporate operating expenses for the three and six months ended June 30, 2005 include $36.0 and $85.7 of charges related to the Company’s 2004 Restructuring Program, respectively. Additionally, Corporate operating expenses for the three and six months ended June 30, 2004 were reduced by a $26.7 gain related to the sale of the Company’s detergent businesses in Ecuador and Peru.

Colgate-Palmolive Company - Geographic Sales Analysis

Percentage Changes - Second Quarter 2005 vs 2004

June 30, 2005

(Unaudited)

	2nd Qtr Sales Change As Reported	2nd Qtr Sales Change Ex-Divestment	COMPONENTS OF SALES CHANGE 2ND QUARTER			6 months Sales Change As Reported	6 months Sales Change Ex-Divestment	COMPONENTS OF SALES CHANGE SIX MONTHS
Region			Ex-Divested Volume	Pricing, Coupons, Consumer & Trade Incentives	Exchange			Ex-Divested Volume	Pricing, Coupons, Consumer & Trade Incentives	Exchange
Total Company	10.5%	10.5%	8.0%	0.0%	2.5%	9.5%	10.0%	8.0%	-0.5%	2.5%
Europe	11.5%	11.5%	10.5%	-2.5%	3.5%	12.5%	12.5%	10.0%	-2.0%	4.5%
Latin America	18.0%	19.5%	11.0%	3.5%	5.0%	14.0%	15.5%	10.0%	2.5%	3.0%
Asia/Africa	4.5%	4.5%	4.0%	-2.0%	2.5%	5.5%	5.5%	5.5%	-2.5%	2.5%
Total International	11.5%	12.0%	9.0%	-0.5%	3.5%	11.0%	11.5%	8.5%	-0.5%	3.5%
North America	9.0%	9.0%	8.0%	0.0%	1.0%	8.0%	8.0%	8.0%	-0.5%	0.5%
Total CP Products	11.0%	11.5%	8.5%	0.0%	3.0%	10.5%	10.5%	8.0%	-0.5%	3.0%
Hill’s	6.0%	6.0%	3.5%	0.5%	2.0%	6.5%	6.5%	3.0%	1.0%	2.5%

NOTE:

GABA was acquired June 1, 2004.

The impact of GABA on Total Company sales and volume was 1.5% in the second quarter and 2.0% in the six month period.

The impact of GABA on European sales and volume was 6.0% in the second quarter and 8.5% in the six month period.